Exhibit 99.3

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Following are Energy Transfer Equity, L.P.’s (“ETE”) unaudited pro forma condensed consolidated balance sheet as of August 31, 2006 and unaudited pro forma condensed consolidated statement of operations for the year then ended. The unaudited pro forma condensed consolidated financial statements give pro forma effect to the following transactions of ETE or ETE’s subsidiary, Energy Transfer Partners, L.P. (ETP):

•	ETE’s private placement purchase of approximately 26.1 million of ETP’s Class G limited partner units on November 1, 2006 for approximately $1.2 billion, as discussed further below;

•	ETE’s private placement issuance of approximately 7.8 million common units on November 27, 2006 for approximately $213.5 million;

•	ETE’s issuance of approximately $1.3 billion of debt on November 1, 2006;

•	ETE’s purchase of 50% of the Class B units of Energy Transfer Partners GP, L.P. (ETP GP) from Energy Transfer Investments, L.P. (ETI) on November 1, 2006 in exchange for approximately 83.149 million ETE Class C units and ETE’s assumption of $70.5 million of ETI long-term debt (which has been accounted for on the basis of historical cost as both ETE and ETI are companies under common control, as discussed further below);

•	ETP’s issuance of approximately $800 million of public debt under an S-3 registration statement. The proceeds from the debt and Class G equity issuance were used to finance ETP’s acquisition of Titan Energy Partners LP and Titan Energy GP LLC (collectively, “Titan”) in June 2006 and Transwestern Pipeline Company, LLC (Transwestern) in December 2006, as discussed below. The entire cash purchase price for the acquisition of Titan ($548.5 million net of cash acquired of approximately $24.5 million, as of June 1, 2006) was initially financed with funds advanced under ETP’s revolving credit facility. These borrowings under the revolving credit facility were repaid with the proceeds from the issuance of ETP’s public debt and common units, as discussed below;

•	ETP’s acquisition of Titan which closed on June 1, 2006 (the “Titan acquisition”); and

•	ETP’s acquisition of Transwestern in a two-step process, as discussed below in the “Transwestern Acquisition” section.

ETP effectively financed the Titan and Transwestern acquisitions 50% with long-term debt and 50% with limited partner equity.

Titan Acquisition in June 2006

Titan is the successor entity of Cornerstone Propane Partners, L.P. (the Predecessor) and is a marketer of propane and refined fuels in the United States serving approximately 331,000 residential, commercial, industrial and agricultural customers from approximately 145 customer service centers in 33 states as of June 1, 2006. Titan continued the business of the Predecessor Company upon emergence from bankruptcy. Titan’s core business consists principally of (a) the retail marketing and distribution of propane for residential, commercial, industrial, agricultural and other retail uses; (b) the repair and maintenance of propane heating systems and appliances; and (c) the sale of propane-related supplies, appliances and other equipment. Titan’s operations are located in the east, south, central and west coast regions of the United States.

The purchase price of Titan reflected in the accompanying historical consolidated balance sheet of ETE as of August 31, 2006, was determined as follows (in 000’s):

Base purchase price as per the merger agreement	$549,700
Plus estimated termination and relocation costs	4,000
Plus accrued compensation expense as of June 1, 2006	23,247
Plus other assumed obligations as of June 1, 2006	42,341

Total acquisition cost allocated to assets acquired	$619,288

In the accompanying historical consolidated balance sheet of ETE as of August 31, 2006, the total acquisition cost of the Titan assets acquired was preliminarily allocated as follows (in 000’s):

Current assets	$58,234
Property and equipment	202,598
Intangible and other assets	80,307
Goodwill	278,149

Total	$619,288

Transwestern Acquisition in December 2006

On September 15, 2006, ETP announced that it had entered into agreements with GE Energy Financial Services and Southern Union Company to acquire the Transwestern Pipeline. The Transwestern Pipeline is a 2,500 mile interstate natural gas pipeline system that connects supply areas in the San Juan Basin in southern Colorado and northern New Mexico, the Anadarko Basin in the Mid-continent and the Permian Basin in west Texas to markets in the Midwest, Texas, Arizona, New Mexico and California. The Transwestern Pipeline interconnects to ETP’s existing intrastate pipelines in west Texas as well as other intrastate and interstate pipelines in west Texas. The agreements provided for a series of transactions in which ETP initially acquired on November 1, 2006, all of the member interests in CCE Holdings, LLC (“CCEH”) owned by GE Energy Financial Services and certain other investors for $1 billion. The member interests acquired represented a 50% ownership in CCEH, which was formed in 2004 to purchase CrossCountry Energy. In the second transaction, which closed on December 1, 2006, CCEH redeemed ETP’s 50% ownership in CCEH in exchange for 100% ownership of Transwestern, ETP’s assumption of $520 million of Transwestern long-term indebtedness and ETP’s receipt of acquired cash of approximately $55 million. Following this final step, Transwestern Pipeline Company, LLC became a new operating subsidiary of ETP.

The total purchase price of Transwestern included in the accompanying pro forma consolidated balance sheet as of August 31, 2006 was determined as follows (in 000’s):

Purchase price paid	$1,000,000
Assumed obligations	576,394
Fair value adjustment of long-term debt	(6,527)

Total acquisition cost allocated to assets	$1,569,867

The total purchase price exceeds the net assets of Transwestern at September 30, 2006 by approximately $215.7 million. In the accompanying pro forma consolidated balance sheet as of August 31, 2006, such excess was preliminarily allocated as follows (in 000’s):

Property and equipment	$114,512
Goodwill	(16,176)
Contract rights	75,263
Rights of way	55,818
Other assets	(13,700)

$215,717

Issuances of Debt and Equity

On November 27, 2006, ETE completed a private placement of 7,789,133 of its common units to a group of institutional investors at a price of $27.41 per unit, resulting in proceeds of approximately $213.5 million. Such proceeds were used to repay indebtedness under ETE’s credit facility.

On November 1, 2006, ETE purchased 26,086,957 Class G limited partner units from ETP for approximately $1.2 billion. The Class G units are convertible into ETP Common Units upon receipt of ETP unitholder approval. ETE also entered into a Registration Rights Agreement with ETP in which ETP agreed to provide ETE with rights to require ETP to register the Common Units issuable upon conversion of the Class G Units issued to ETE. The total amount paid for the Class G units exceeded ETE’s share of the increased net assets of ETP by approximately $451 million. ETE accounts for this difference as an equity transaction, which resulted in a transfer of $451 million for ETE’s equity to minority interests.

The purchase of ETP Class G units by ETE was financed with proceeds from ETE’s issuance of $1.3 billion of debt under a First Amendment to ETE’s Amended and Restated Credit Agreement with Wachovia Bank and other lenders.

Also on November 1, 2006, ETE acquired 50% of the Class B limited partner interests of ETP GP from ETI in exchange for 83,148,900 Class C units of ETE and ETE’s assumption of approximately $70.5 million of ETI’s debt. The Class C units are convertible into ETE Common Units upon receipt of ETE unitholder approval. ETE also entered into a Registration Rights Agreement with ETI to provide ETI with rights to require ETE to register the Common Units issuable upon conversion of the Class C units issued to ETI. The Class B limited partner interests of ETP GP represent the right to receive the distributions under the incentive distribution rights (IDRs) from ETP. The purchase of such units from ETI transfers full ownership of ETP GP to ETE. This acquisition was accounted for on the basis of historical cost since ETE and ETI are both companies under common control. As a result, the issuance of the Class C units was recorded as a debit to partners’ capital for approximately $66.0 million.

On August 9, 2006, ETP filed a Registration Statement on Form S-3 with the Securities and Exchange Commission to register up to $1.5 billion aggregate offering price of a combination of Limited Partner interests of Energy Transfer Partners, L.P. and debt securities. On October 23, 2006, ETP closed the issuance, under its $1.5 billion S-3 registration statement, of $400,000 of 6.125% Senior Notes due 2017 and $400,000 of 6.625% Senior Notes due 2036, and received net proceeds of approximately $791,000. Interest on the 2017 Senior Notes is payable semiannually on February 15 and August 15 of each year, beginning February 15, 2007, and interest on the 2036 Senior Notes is payable semiannually on April 15 and October 15 of each year, beginning April 15, 2007. The notes are unsecured senior obligations and will be fully and unconditionally guaranteed by ETP’s subsidiary operating partnerships, ETC OLP and Titan and all of their direct and indirect wholly-owned subsidiaries. The proceeds were used to reduce amounts outstanding under ETP’s revolving credit facility and pay related accrued interest.

Pro Forma Financial Statements

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and should be read in conjunction with the audited and unaudited financial statements of Titan previously included in a Form 8-K by ETP, the audited and unaudited financial statements of Transwestern included in this Form 8-K and the ETE Form 10-K for the year ended August 31, 2006. The unaudited pro forma condensed consolidated financial statements include the following:

•	The unaudited pro forma condensed consolidated balance sheet of ETE as of August 31, 2006, which presents the pro forma effects as if the Transwestern acquisition and the ETE and ETP debt and equity issuances discussed above occurred on August 31, 2006. The acquisition of Titan is already reflected in the historical consolidated balance sheet of ETE as of August 31, 2006; however, the pro forma adjustments include purchase accounting adjustments recorded in the quarter ended November 30, 2006 resulting from the receipt of the independent appraisal of the acquired Titan assets; and

•	the unaudited pro forma condensed consolidated statement of operations of ETE for the fiscal year ended August 31, 2006, which presents the pro forma effects of the Titan and Transwestern acquisitions and the ETE and ETP debt and equity offerings discussed above as if such transactions occurred on September 1, 2005.

The following unaudited pro forma condensed consolidated financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the Titan and Transwestern acquisitions and the related ETE and ETP debt and equity issuances had been completed on the dates indicated. Moreover, they do not project ETE’s financial position or results of operations for any future date or period.

The accompanying pro forma financial statements reflect purchase price allocations which are preliminary as the purchase price allocation for the acquisitions of Titan and Transwestern reflected in the pro forma statements has not been completed. ETP’s management has engaged an appraisal firm to prepare an appraisal of the Transwestern tangible and identifiable intangible assets to support the purchase price allocation. Such appraisal is expected to be completed by January 31, 2007. The purchase price allocation is affected by the amount of current assets and liabilities at the closing date (December 1, 2006), and the closing date balance sheet will not be available until approximately January 15, 2007. Management believes that the final purchase price allocation will be finalized by August 31, 2007. The purchase price allocation reflected in the accompanying pro forma financial statements is based on the best estimates available at this time and on the unaudited balance sheet of Transwestern as of September 30, 2006. Management expects to complete the Titan allocation during the second quarter of fiscal year 2007. There is no guarantee that the preliminary allocation, and consequently the pro forma financial statements, will not change. To the extent that the final allocation results in an increased allocation to goodwill, this amount would not be subject to amortization, but would be subject to an annual impairment testing and if necessary, written-down to a lower fair value should circumstances warrant. To the extent the final allocation results in a decrease to the preliminary allocation to goodwill done for the purpose of preparing these pro forma financial statements, the amount would be subject to depreciation or amortization which would result in a decrease to the estimated pro forma income reflected in the accompanying pro forma statements of operations for the respective periods.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of August 31, 2006

(in thousands)

	Historical Energy Transfer Equity, L.P. as of August 31, 2006	Historical Transwestern Pipeline Company, LLC as of September 30, 2006	Pro Forma Adjustments (Note 2)		Pro forma
ASSETS
CURRENT ASSETS:
Cash	$26,204	$48,236	$213,500	(b)	$31,086
			(213,500	)(b)
			1,300,000	(a)
			(70,500	)(c)
			(11,754	)(m)
			(200,000	)(a)
			(55,000	)(o)
			(1,000,000	)(d)
			(6,100	)(m)
Marketable securities	2,817		—		2,817
Accounts receivable	675,545	19,774	—		695,319
Accounts receivable from affiliates	602	428	—		1,030
Inventories	387,140	—	—		387,140
Deposits paid to vendors	87,806	—	—		87,806
Exchanges receivable	23,221	5,517	—		28,738
Price risk management assets	56,851	—	—		56,851
Prepaid expenses and other assets	42,549	5,869	—		48,418

Total current assets	1,302,735	79,824	(43,354)		1,339,205

PROPERTY AND EQUIPMENT, net	3,748,614	1,069,488	114,512	(d)	4,935,439
			2,825	(n)
LONG-TERM PRICE RISK MANAGEMENT ASSETS	2,192	—	—		2,192
ADVANCES TO AND INVESTMENT IN AFFILIATES	41,344	—	—		41,344
GOODWILL	633,998	113,289	(16,176	)(d)	728,286
			(2,825	)(n)
REGULATORY ASSETS	—	62,007	—		62,007
INTANGIBLES AND OTHER ASSETS, net	195,258	29,542	131,081	(d)	360,035
			6,100	(m)
			11,754	(m)
			(13,700	)(d)

Total assets	$5,924,141	$1,354,150	$190,217		$7,468,508

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of August 31, 2006

(in thousands)

Continued

	Historical Energy Transfer Equity, L.P. as of August 31, 2006	Historical Transwestern Pipeline Company, LLC as of September 30, 2006	Pro Forma Adjustments (Note 2)		Pro forma
LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term debt	$40,607	$—	$—		$40,607
Accounts payable trade	603,527	1,526	—		605,053
Accounts payable to related parties	320	4,890	—		5,210
Exchanges payable	24,722	5,558	—		30,280
Customer advances and deposits	108,836	—	—		108,836
Accrued liabilities	205,228	34,498	—		239,726
Price risk management liabilities	36,918	—	—		36,918
Deferred income taxes	629	—	—		629

Total current liabilities	1,020,787	46,472	—		1,067,259

LONG-TERM DEBT	3,205,646	520,000	(200,000	)(a)	4,550,619
			1,300,000	(a)
			(70,500	)(c)
			(213,500	)(b)
			70,500	(c)
			(6,527	)(d)
			(55,000	)(o)
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	2,843	—	—		2,843
DEFERRED TAXES	207,877	—	—		207,877
OTHER NON-CURRENT LIABILITIES	2,110	9,922	—		12,032
MINORITY INTERESTS	1,439,127	—	(4,455	)(c)	1,885,822
			451,150	(q)

	5,878,390	576,394	1,271,668		7,726,452

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL (DEFICIT):
Member’s equity	—	777,756	(777,756	)(d)	—
General Partner	(69)	—	—		(69)
Common Unitholders	(9,586)	—	(451,150	)(q)	(247,236)
			213,500	(b)
Class B Unitholders	53,130	—	—		53,130
Class C Unitholders	—	—	(70,500	)(c)	(66,045)
			4,455	(c)
Accumulated other comprehensive income	2,276	—	—		2,276

Total partners’ capital (deficit)	45,751	777,756	(1,081,451)		(257,944)

Total liabilities and partners’ capital (deficit)	$5,924,141	$1,354,150	$190,217		$7,468,508

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended August 31, 2006

(in thousands, except unit and per unit data)

	For the Year Ended August 31, 2006	For the Nine Months Ended March 31, 2006	For the Twelve Months Ended September 30, 2006
	Historical Energy Transfer Equity, L.P.	Historical Titan	Historical Transwestern Pipeline Company, LLC	Pro forma Adjustments (Note 2)		Pro forma
REVENUES:
Midstream, transportation and storage	$6,877,512	$—	$227,771	$—		$7,105,283
Propane and other	981,584	334,957	—	—		1,316,541

Total revenues	7,859,096	334,957	227,771	—		8,421,824

COSTS AND EXPENSES:
Cost of products sold	6,568,316	197,203	—	—		6,765,519
Operating expenses	422,989	—	68,651	—		491,640
Depreciation and amortization	129,636	17,637	36,413	12,571	(k)	196,257
Restructuring charges	—	2,201	—	—		2,201
Selling, general and administrative	162,615	89,385	11,257	—		263,257

Total costs and expenses	7,283,556	306,426	116,321	12,571		7,718,874

OPERATING INCOME	575,540	28,531	111,450	(12,571)		702,950

OTHER INCOME (EXPENSE):
Interest expense	(150,646)	(8,778)	(31,781)	8,778	(j)	(290,581)
				(43,820	)(f)
				(3,186	)(h)
				(73,513	)(r)
				1,740	(p)
				10,625	(i)
Loss on extinquishment of debt	(5,060)	—	—	—		(5,060)
Equity in losses of affiliates	(479)	—	—	—		(479)
Reorganization expenses	—	(1,817)	—	—		(1,817)
Gain on disposal of assets	851	(2)	—	—		849
Interest and other income	13,701	829	1,518	—		16,048

	(141,633)	(9,768)	(30,263)	(99,376)		(281,040)

INCOME BEFORE INCOME TAX EXPENSE AND MINORITY INTEREST	433,907	18,763	81,187	(111,947)		421,910
Income tax provision	(23,015)	—	—	756	(e)	(22,259)

INCOME BEFORE MINORITY INTEREST	410,892	18,763	81,187	(111,191)		399,651
Minority interest	(303,752)	—	—	57,947	(g)	(266,887)
				(21,082	)(s)

Net income	$107,140	$18,763	$81,187	$(74,326)		$132,764

Weighted average units - basic	133,820,176			90,938,033	(l)	224,758,209
Weighted average units - diluted	133,820,176			90,938,033	(l)	224,758,209

Net income per unit - basic	$0.80					$0.59

Net income per unit - diluted	$0.79					$0.59

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in thousands, except per unit data)

1.	Basis of Presentation, Acquisitions and Other Transactions

Basis of Presentation

The accompanying unaudited pro forma financial statements of Energy Transfer Equity, L.P. (“ETE”) present (i) the unaudited pro forma condensed consolidated balance sheet as of August 31, 2006, giving effect to the Transwestern acquisition, the purchase price allocation adjustments for the Titan acquisition, the proceeds of ETE and ETP debt issuances, ETE’s purchase of Class B limited partner interests in ETP GP through the issuance of Class C units, ETE’s purchase of Class G limited partner interests in ETP and ETE’s issuance of its Common Units as if these transactions occurred on August 31, 2006; and (ii) the unaudited pro forma condensed consolidated statements of operations for the year ended August 31, 2006, giving effect to the transactions described below as if they occurred on September 1, 2005. The accompanying unaudited pro forma financial statements include the historical consolidated results of operations for ETE for the year ended August 31, 2006, the unaudited historical results of operations for Titan for the nine months ended March 31, 2006 and the unaudited historical results of operations of Transwestern for the twelve months ended September 30, 2006. The historical financial statements have been adjusted for the pro forma adjustments, as discussed below. The historical results of operations of Titan for the three months ended August 31, 2006 are reflected in the historical results of operations of ETE for the year ended August 31, 2006, and the ETE historical consolidated balance sheet as of August 31, 2006 includes the accounts of Titan.

The unaudited pro forma condensed consolidated financial statements do not give any effect to any restructuring cost, potential cost savings, or other operating efficiencies that are expected to result from the Titan or Transwestern acquisitions. The unaudited pro forma consolidated financial statements are based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the Titan and Transwestern acquisitions, the $1.3 billion and $800 million debt issuances, the $1.2 billion acquisition of ETP Class G limited partner units, the ETE Class C unit issuance for the acquisition of 50% of the Class B limited partner interest in ETP GP and ETE’s private placement of common units had been consummated on the dates indicated or which may be achieved in the future. Moreover, it does not project ETE’s financial position or results of operations for any future date or period. The purchase accounting adjustments made in connection with the development of the unaudited pro forma consolidated financial statements with respect to the Titan and Transwestern acquisitions are preliminary and have been made solely for purposes of presenting such pro forma financial information. The allocation of the purchase price for the acquisitions of Titan and Transwestern has not been finalized, as discussed above.

Titan Acquisition

On April 19, 2006, ETP signed a definitive agreement with Titan Energy Partners, L.P. under which ETP acquired, on June 1, 2006, all of the propane operations of Titan Energy Partners, L.P. and Titan Energy GP, LLC for approximately $548 million, net of cash acquired of $24.5 million at June 1, 2006. ETP financed the acquisition initially with advances under its revolving credit facility. ETP subsequently repaid the revolving credit advances with proceeds received through a combination of the sale of a new public debt offering and a private placement of its Class G limited partner units, as discussed below under “Financing Transactions.”

The Titan acquisition is accounted for as a business combination using the purchase method of accounting in accordance with the provisions of Statement of Financial Accounting Standards No. 141. The total cost of the Titan acquisition was as follows (in thousands):

Base purchase price as per the merger agreement	$549,700
Plus estimated termination and relocation costs	4,000
Plus accrued compensation expense as of June 1, 2006	23,247
Plus other assumed obligations as of June 1, 2006	42,341

Total acquisition cost allocated to assets acquired	$619,288

For purposes of this pro forma analysis, the purchase price of the Titan transaction has been allocated using the independent valuation obtained subsequent to August 31, 2006. For purposes of the historical consolidated balance sheet of ETE as of August 31, 2006, the purchase price was assigned primarily to depreciable fixed assets, amortizable and non-amortizable intangible assets, and non-amortizable goodwill. Management of ETP engaged an appraisal firm to perform the asset appraisal in order to develop a definitive allocation of the purchase price. As a result, the purchase price allocation reflected herein differs from the preliminary allocation. The adjusted pro forma purchase price allocation as included in the pro forma consolidated balance sheet as of August 31, 2006 is as follows (in thousands):

Current assets	$58,234
Property, plant and equipment, including construction in progress	205,423
Intangible assets	74,532
Goodwill	275,324
Other assets	5,775

Total assets	$619,288

Transwestern Acquisition

On September 15, 2006, ETP announced that it had entered into agreements with GE Energy Financial Services and Southern Union Company to acquire the Transwestern Pipeline. The Transwestern Pipeline is a 2,500 mile interstate natural gas pipeline system that connects supply areas in the San Juan Basin in southern Colorado and northern New Mexico, the Anadarko Basin in the Mid-continent and the Permian Basin in west Texas to markets in the Midwest, Texas, Arizona, New Mexico and California. The Transwestern Pipeline interconnects to ETP’s existing intrastate pipelines in west Texas as well as other intrastate and interstate pipelines in west Texas.

The agreements provided for a series of transactions in which ETP, on November 1, 2006, initially acquired all of the member interests in CCE Holdings, LLC (“CCEH”) owned by GE Energy Financial Services and certain other investors for $1 billion. The member interests acquired represented a 50% ownership in CCEH, which was formed in 2004 to purchase CrossCountry Energy. In the second transaction, which closed on December 1, 2006, CCEH redeemed ETP’s 50% ownership in CCEH in exchange for 100% ownership of Transwestern, ETP’s assumption of $520 million of fixed rate long-term debt and ETP’s receipt of $55 million in acquired cash. Following this final step, Transwestern Pipeline Company, LLC became a new operating subsidiary of ETP.

Of the assumed long-term debt, $289.5 million must be paid by February 2007. ETP intends to refinance the debt with advances from its revolving credit facility. In the allocation of purchase price, the remaining fixed rate debt not requiring prepayment is recorded at fair value, which results in a reduction of the debt valuation of $6.5 million.

The total purchase price of Transwestern included in the accompanying pro forma consolidated balance sheet as of August 31, 2006 was determined as follows (in 000’s):

Purchase price paid	$1,000,000
Assumed obligations	576,394
Fair value adjustment of long-term debt	(6,527)

Total acquisition cost allocated to assets acquired	$1,569,867

The total purchase price exceeds the net assets of Transwestern at September 30, 2006 by approximately $215.7 million. In the accompanying pro forma consolidated balance sheet as of August 31, 2006, such excess was preliminarily allocated as follows (in 000’s):

Property and equipment	$114,512
Goodwill	(16,176)
Contract rights	75,263
Rights of way	55,818
Other assets	(13,700)

$215,717

Financing Transactions

On November 27, 2006, ETE completed a private placement of 7,789,133 of its common units to a group of institutional investors at a price of $27.41 per unit, resulting in proceeds of approximately $213.5 million. Such proceeds were used to repay indebtedness under ETE’s credit facility.

Also on November 1, 2006, ETE acquired 50% of the Class B limited partner interests of ETP GP from ETI in exchange for 83,148,900 Class C units of ETE and ETE’s assumption of approximately $70.5 million of ETI’s debt. The Class C units are convertible into ETE Common Units upon receipt of ETE unitholder approval. ETE also entered into a Registration Rights Agreement with ETI to provide ETI with rights to require ETE to register the Common Units issuable upon conversion of the Class C units issued to ETI. The Class B limited partner interests of ETP GP represent the right to receive the distributions of incentive distribution rights (IDRs) from ETP. The purchase of such units from ETI transfers full ownership of ETP GP to ETE. This acquisition was accounted for on the basis of historical cost since ETE and ETI are both companies under common control. As a result, the issuance of the Class C units was recorded as a debit to partners’ capital for approximately $66.0 million.

On August 9, 2006 ETP filed a Registration Statement on Form S-3 with the Securities and Exchange Commission to register up to $1.5 billion aggregate offering price of a combination of Limited Partner interests of Energy Transfer Partners, L.P. and debt securities. On October 23, 2006, ETP closed the issuance, under its $1.5 billion S-3 registration statement, of $400,000 of 6.125% Senior Notes due 2017 and $400,000 of 6.625% Senior Notes due 2036, and received net proceeds of approximately $791,000. Interest on the 2017 Senior Notes is payable semiannually on February 15 and August 15 of each year, beginning February 15, 2007, and interest on the 2036 Senior Notes is payable semiannually on April 15 and October 15 of each year, beginning April 15, 2007. The notes are unsecured senior obligations and will be fully and unconditionally guaranteed by ETP’s subsidiary operating partnerships, ETC OLP and Titan and all of their direct and indirect wholly-owned subsidiaries. The proceeds were used to reduce amounts outstanding under ETP’s revolving credit facility and pay related accrued interest.

On November 1, 2006, ETP issued approximately 26.1 million ETP Class G limited partner units to ETE for aggregate proceeds of $1.2 billion in order to fund a portion of the Transwestern acquisition and to repay the indebtedness incurred in connection with the Titan acquisition, as discussed above. The ETP Class G Units, a newly created class of ETP’s Limited Partner interests, were issued to ETE at a price of $46.00 per unit, and was based upon a market discount from the closing price of ETP’s Common Units on October 31, 2006. The ETP Class G Units were issued to ETE pursuant to a customary agreement, and registration rights have been granted to ETE. ETE’s purchase of the Class G Units was financed with proceeds from ETE’s issuance of $1.3 billion of debt under a First Amendment to ETE’s Amended and Restated Credit Agreement.

2.	Pro Forma Adjustments

(a)	Reflects the estimated proceeds from issuance of ETE debt to fund the $1.2 billion acquisition of Class G Units from ETP. The proceeds received in excess of the funds required to fund ETP’s acquisition of Transwestern ($200 million) were used to reduce borrowings under ETP’s revolving credit facility.

(b)	Reflects proceeds from private placement of ETE Common Units and use of proceeds to reduce debt.

(c)	Reflects issuance of Class C Units to ETI and related assumption and retirement of ETI debt.

(d)	Reflects the acquisition of Transwestern and the allocation of the excess purchase price over Transwestern’s historical net assets (a total of $215.7 million) to property, plant and equipment of $114.5 million, goodwill of $(16.2) million (including the debt fair value adjustment discussed below), intangible assets of $131.1 million and a reduction of other assets of $13.7 million. This allocation is preliminary. The final allocation will be made using the independent appraisal of the tangible and intangible assets when received. Also reflects the adjustment of $6,527 to record the assumed Transwestern debt at fair value. The Transwestern debt was at a fixed rate of approximately 5.5%. The debt was adjusted to a fair value interest rate of 5.87%.

(e)	Reflects the adjustment for the income tax expense of Heritage Holdings, Inc. that would have been realized had the additional Titan and Transwestern income been earned by ETP, reduced by the dilutive effect of the distributions that would have been made on the adjusted ETP units outstanding.

(f)	Reflects the adjustment to interest expense that would have resulted from borrowings to fund the Titan and Transwestern acquisitions. The public debt issuance was at a weighted average interest rate of 6.38%. For the year ended August 31, 2006, the average additional debt financing that would have been required for the Titan and Transwestern acquisitions was approximately $687.4 million, at a fixed interest rate of 6.38%.

(g)	Reflects the income allocation adjustment related to the purchase of Class B Units of ETP GP from ETI and the purchase of Class G Units from ETP.

(h)	Reflects additional amortization expense related to the estimated financing costs of the debt used to fund the Titan and Transwestern acquisitions and purchase the ETP Class G Units. The estimated financing costs are amortized over a 15 year period, the maturity period of the ETP public debt issued to fund a portion of the Titan and Transwestern acquisition costs or 10 years (the maturity period of the ETE debt).

(i)	Reflects reduction of interest expense that results from use of excess proceeds (see (a) above) to reduce debt outstanding during the year ended August 31, 2006.

(j)	Reflects the elimination of Titan’s historical interest expense in order to reflect only the incremental interest expense related to the debt issued to finance the Titan and Transwestern acquisitions. The Titan long-term debt was canceled in connection with the acquisition. The Transwestern debt, as described in the accompanying historical financial statements for Transwestern, was assumed in connection with the Transwestern acquisition.

(k)	Reflects the estimated net adjustment to depreciation and amortization expense resulting from the step-up of the net book value of property, plant and equipment and identifiable intangible assets acquired in the Titan and Transwestern acquisitions. The allocation to property and equipment in excess of Titan’s historical net book value at June 1, 2006 relates primarily to company-owned storage tanks, vehicles and other equipment, which are depreciated over their expected useful lives (estimated as 30 years for storage tanks, 5 years for vehicles and 10 years for other equipment) for the purpose of the accompanying pro forma financial statements. The allocation to intangible assets in excess of Titan’s historical cost relates primarily to customer lists and trademarks. The allocation to customer lists is amortized over the expected remaining useful life (approximately 15 years) for the purpose of the pro forma financial statements. Trademarks and goodwill are indefinite-lived assets subject to annual tests for impairment, thus no amortization has been reflected in the accompanying pro forma financial statements for the amounts allocated to those intangible assets. An increase in the allocation to property and equipment of Titan of $5 million would result in an increase to annual depreciation expense of approximately $295,000.

The step-up of the Transwestern assets was allocated as indicated above. The weighted average plan system life depreciation of such assets is 39 years. The adjustment to other assets for contract rights ($75.3 million) is amortized over remaining lives of 8-15 years. The adjustment to rights of way ($55.8 million) is amortized at a rate of 1.2% per month. The amount allocated to goodwill is estimated at this date and is subject to change. Goodwill has not been amortized in accordance with accounting principles generally accepted in the United States. The final purchase price allocation may result in a modification of the Transwestern allocation reflected in the accompanying pro forma financial statements, which may be material and which would result in a change in the estimated additional depreciation and amortization. An increase in the allocation to property and equipment of Transwestern of $5 million would result in an increase to depreciation expense of approximately $128,000. An adjustment of contract rights of $5 million would result in an annual adjustment of $530,000 to amortization expense.

(l)	Reflects the ETE Common Units issued in a private placement and the Class C Units issued to ETI, as discussed above.

(m)	Reflects debt issuance costs incurred.

(n)	Reflects the adjustment to the initial Titan purchase price allocation.

(o)	Reflects utilization of acquired cash from Transwestern upon closing to reduce amounts outstanding under ETP’s revolving credit facility.

(p)	Reflects reversal of Transwestern debt cost amortization due to adjusting such debt to fair value.

(q)	Reflects the transfer of basis difference from equity to minority interests on purchase of ETP Class G Units, as discussed above. ETE accounts for these differences as equity transactions.

(r)	Reflects the additional interest expense related to the $1.3 billion debt issuance at an average rate of 5.87%. A change in the interest rate of 1/8% would result in a change in annual interest expense of approximately $1.6 million.

(s)	Reflects the impact on minority interest for the pro forma income adjustments attributable to ETP transactions.

3.	Earnings per Unit Computation

Basic and diluted net income per limited partner unit for the historical and pro forma statements of operations have been presented to reflect the application of EITF 03-6. The Partnership’s net income for partners’ capital purposes is allocated to the General Partner and Limited Partners in accordance with their respective partnership percentages.

	ETP Historical Year Ended August 31, 2006	Pro forma Year Ended August 31, 2006
Net income	$107,140	$132,764
Adjustments:
General Partner’s equity ownership	(609)	(420)

Limited Partners’ interest in net income – basic	106,531	132,344
ETP compensation plan dilution	(343)	(434)

Net income available to limited partners – diluted	$106,188	$131,910

Weighted average limited partner units – basic	133,820,176	224,758,209

Limited Partners’ basic net income per limited partner unit	$0.80	$0.59

Weighted average limited partner units - diluted	133,820,176	224,758,209

Limited Partners’ diluted net income per limited partner unit	$0.79	$0.59

4.	Other Income

Included in “Interest income and other” for ETE for the year ended August 31, 2006 is approximately $7.2 million of income from the settlement of litigation. The non-recurring income is not excluded from the pro forma income as it does not result directly from the Titan or Transwestern acquisitions. However, ETE does not expect to realize similar income in the future.